Exhibit 99.1
Ellington Residential Mortgage REIT Reports First Quarter 2023 Results
OLD GREENWICH, Connecticut—May 11, 2023
Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company") today reported financial results for the quarter ended March 31, 2023.
Highlights
•Net income (loss) of $2.3 million, or $0.17 per share.
•Adjusted Distributable Earnings1 ("ADE") of $2.8 million, or $0.21 per share.
•Book value of $8.31 per share as of March 31, 2023, which includes the effects of dividends of $0.24 per share for the quarter.
•Net interest margin2 of 1.16%.
•Weighted average constant prepayment rate ("CPR") for the fixed-rate Agency specified pool portfolio of 4.33.
•Dividend yield of 13.7% based on the May 10, 2023 closing stock price of $7.02, and monthly dividend of $0.08 per common share declared on May 8, 2023.
•Debt-to-equity ratio of 7.6:1 as of March 31, 2023; adjusted for unsettled purchases and sales, the debt-to-equity ratio as of March 31, 2023 was 7.5:1.
•Net mortgage assets-to-equity ratio of 6.9:14 as of March 31, 2023.
•Cash and cash equivalents of $36.7 million as of March 31, 2023, in addition to other unencumbered assets of $7.4 million.
First Quarter 2023 Results
"Despite the challenges of the first quarter, Ellington Residential generated a positive economic return of 1.8%, as net gains on our specified pools exceeded net losses on our interest rate hedges," said Laurence Penn, Chief Executive Officer and President.
"2023 began on a constructive note, with interest rates and volatility declining and yield spreads tightening further. By mid-February, however, renewed anxiety over inflation and the Fed's response drove interest rates and volatility higher, and spreads widened again. Then in March, turmoil in the regional banking system roiled markets and drove a flight to safety, which put further pressure on spreads. It is noteworthy that we achieved our +1.8% economic return in a quarter when Agency MBS actually generated a negative excess return to Treasuries of (0.50%).
"Over the past several quarters, we have been opportunistically but steadily rotating out of our lowest-coupon MBS into higher coupons. So far this year, the market has been facing ever-increasing prospects of asset sales from various troubled regional banks, and given that low-coupon MBS comprise a significant portion of these banks’ portfolios, we were rewarded for having pared down our low-coupon positions. Coming into the year, only about 15% of our long Agency portfolio comprised coupons under 3%, and we also had a meaningful TBA short position in these coupons.
"Our pivot away from low-coupon pools also enabled us to enter the first quarter with reduced leverage and excess liquidity. Given the prospect of significant bank portfolio asset sales and continued volatility, we have been judicious about adding back leverage, and we closed the first quarter with only slightly larger Agency and non-Agency MBS portfolios. Meanwhile, we continue to turn over our portfolio to improve our net interest margin and Adjusted Distributable Earnings, and we still have plenty of dry powder to take advantage of investment opportunities as the year unfolds."
1 Adjusted Distributable Earnings is a non-GAAP financial measure. See "Reconciliation of Adjusted Distributable Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Adjusted Distributable Earnings.
2 Net interest margin represents the weighted average asset yield less the weighted average secured financing cost of funds (including the effect of actual and accrued payments on interest rate swaps used to hedge such financings). Net interest margin excludes the effect of the Catch-up Premium Amortization Adjustment.
3 Excludes recent purchases of fixed rate Agency specified pools with no prepayment history.
4 The Company defines its net mortgage assets-to-equity ratio as the net aggregate market value of its mortgage-backed securities (including the underlying market values of its long and short TBA positions) divided by total shareholders' equity. As of March 31, 2023 the market value of the Company's mortgage-backed securities and its net short TBA position was $925.5 million and $(131.2) million, respectively, and total shareholders' equity was $115.0 million.

Financial Results
The following table summarizes the Company's portfolio of RMBS as of March 31, 2023 and December 31, 2022:

	March 31, 2023					December 31, 2022
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed-rate mortgages	$32,671	$31,948	$97.79	$33,021	$101.07	$47,453	$45,324	$95.51	$48,899	$103.05
20-year fixed-rate mortgages	10,463	9,491	90.71	11,133	106.40	10,812	9,691	89.63	11,508	106.44
30-year fixed-rate mortgages	870,847	825,011	94.74	867,925	99.66	841,823	781,754	92.86	849,168	100.87
ARMs	7,797	7,818	100.27	8,670	111.20	8,696	8,663	99.62	9,595	110.34
Reverse mortgages	16,222	16,663	102.72	18,327	112.98	17,506	17,852	101.98	19,659	112.30
Total Agency RMBS	938,000	890,931	94.98	939,076	100.11	926,290	863,284	93.20	938,829	101.35
Non-Agency RMBS(2)	18,801	14,724	78.31	14,375	76.46	16,895	12,566	74.38	12,414	73.48
Total RMBS(2)	956,801	905,655	94.65	953,451	99.65	943,185	875,850	92.86	951,243	100.85
Agency IOs	n/a	9,704	n/a	9,438	n/a	n/a	9,313	n/a	9,212	n/a
Non-Agency IOs	n/a	10,172	n/a	8,099	n/a	n/a	8,138	n/a	6,289	n/a
Total mortgage-backed securities		$925,531		$970,988			$893,301		$966,744
(1)Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.
(2)Excludes IOs.
The Company's Agency RMBS holdings increased by 3% to $890.9 million as of March 31, 2023, as compared to $863.3 million as of December 31, 2022, as net purchases and net gains exceeded principal paydowns. Over the same period, the Company's holdings of interest-only securities and non-Agency RMBS also increased by $2.4 million and $2.2 million, respectively. The Company’s Agency RMBS portfolio turnover was 23% for the quarter.
The Company's debt-to-equity ratio, adjusted for unsettled purchases and sales, decreased slightly to 7.5:1 as of March 31, 2023, as compared to 7.6:1 as of December 31, 2022. The decrease was primarily due to larger shareholders’ equity quarter over quarter, partially offset by an increase in borrowings on the Company's larger Agency RMBS portfolio. However, the Company’s net mortgage assets-to-equity ratio increased to 6.9:1 from 6.6:1 over the same period, as the Company's larger RMBS portfolio and lower net short TBA position more than offset the increase in shareholders' equity.
In January, interest rates and volatility declined and Agency RMBS yield spreads tightened, as the market anticipated a slower pace of interest rate hikes by the Federal Reserve. In mid-February, markets reversed course, with interest rates and volatility rising and Agency yield spreads widening, on renewed anxiety over inflation and what the Federal Reserve's response would be. Then in March, turmoil in the banking system put further pressure on Agency yield spreads. Overall for the first quarter, Agency RMBS generated a negative excess return to U.S. Treasuries of (0.50%), with the most pronounced underperformance coming on low-coupon MBS due to concerns in March about future selling from distressed regional banks.
For the quarter, the Company had a net gain in its Agency RMBS portfolio, and positive net income overall, as net realized and unrealized gains on its specified pools exceeded net losses on its interest rate hedges and slightly negative net interest income, which was driven by sharply higher financing costs.
Average pay-ups on the Company’s existing specified pool portfolio decreased quarter over quarter, while its new purchases during the quarter consisted of pools with lower pay-ups. As a result, overall pay-ups on the Company's specified pools decreased to 1.09% as of March 31, 2023, as compared to 1.26% as of December 31, 2022.
During the quarter, the Company continued to hedge interest rate risk through the use of interest rate swaps and short positions in TBAs, U.S. Treasury securities, and futures. The Company again ended the quarter with a net short TBA position.
The Company's non-Agency RMBS portfolio and interest-only securities also generated positive results, driven by strong net interest income. As noted in prior quarters, the Company expects to continue to increase its allocation to non-Agency RMBS based on market opportunities.
The Company's financing costs increased sharply quarter over quarter due to increasing short-term interest rates. The Company's asset yields also increased during the quarter, but by a lesser amount. As a result, the Company's net interest margin and Adjusted Distributable Earnings decreased sequentially. During the quarter the Company also continued to benefit from positive carry on its interest rate swap hedges, where it net receives a higher floating rate and pays a lower fixed rate.

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government Agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Friday, May 12, 2023, to discuss its financial results for the quarter ended March 31, 2023. To participate in the event by telephone, please dial (800) 267-6316 at least 10 minutes prior to the start time and reference the conference ID: EARNQ123. International callers should dial (203) 518-9765 and reference the same conference ID. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on the Company's website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Friday, May 12, 2023, at approximately 2:00 p.m. Eastern Time through Friday, May 19, 2023 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 839-6803. International callers should dial (402) 220-6056. A replay of the conference call will also be archived on the Company's web site at www.earnreit.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are based on our beliefs, assumptions and expectations of our future operations, business strategies, performance, financial condition, liquidity and prospects, taking into account information currently available to us. These beliefs, assumptions, and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations and strategies may vary materially from those expressed or implied in our forward-looking statements or from our beliefs, expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, the Company's beliefs regarding the current economic and investment environment, the Company's ability to implement its investment and hedging strategies, the Company's future prospects and the protection of the Company's net interest margin from prepayments, volatility and its impact on the Company, the performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in the Company's Agency portfolio, and statements regarding the drivers of the Company's returns. The following factors are examples of those that could cause actual results to vary from those stated or implied by our forward-looking statements: changes in interest rates and the market value of the Company's investments, market volatility, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940, the Company's ability to maintain its qualification as a real estate investment trust, or "REIT," and other changes in market conditions and economic trends, such as changes to fiscal or monetary policy, heightened inflation, slower growth or recession, and currency fluctuations. Furthermore, as stated above, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the Company's Annual Report on Form 10-K, which can be accessed through the link to the Company's SEC filings under "For Our Shareholders" on the Company's website (at www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports the Company files with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended
	March 31, 2023	December 31, 2022
(In thousands except share amounts and per share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$9,338	$9,927
Interest expense	(9,710)	(7,477)
Total net interest income	(372)	2,450
EXPENSES
Management fees to affiliate	433	423
Professional fees	242	202
Compensation expense	181	174
Insurance expense	99	101
Other operating expenses	350	371
Total expenses	1,305	1,271
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	(15,126)	(15,811)
Net realized gains (losses) on financial derivatives	1,743	810
Change in net unrealized gains (losses) on securities	27,948	27,120
Change in net unrealized gains (losses) on financial derivatives	(10,551)	(1,618)
Total other income (loss)	4,014	10,501
NET INCOME (LOSS)	$2,337	$11,680
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$0.17	$0.88
WEIGHTED AVERAGE SHARES OUTSTANDING	13,666,707	13,287,417
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.24	$0.24

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	March 31, 2023	December 31, 2022(1)
(In thousands except share amounts and per share amounts)
ASSETS
Cash and cash equivalents	$36,657	$34,816
Mortgage-backed securities, at fair value	925,531	893,301
Other investments, at fair value	210	208
Due from brokers	7,198	18,824
Financial derivatives–assets, at fair value	57,665	68,770
Reverse repurchase agreements	2,528	499
Receivable for securities sold	90,053	33,452
Interest receivable	3,489	3,326
Other assets	647	436
Total Assets	$1,123,978	$1,053,632
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$875,670	$842,455
Payable for securities purchased	67,531	42,199
Due to brokers	44,704	45,666
Financial derivatives–liabilities, at fair value	2,384	3,119
U.S. Treasury securities sold short, at fair value	12,528	498
Dividend payable	1,106	1,070
Accrued expenses	1,208	1,097
Management fee payable to affiliate	433	423
Interest payable	3,437	4,696
Total Liabilities	1,009,001	941,223
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (13,830,403 and 13,377,840 shares issued and outstanding, respectively)(2)	138	134
Additional paid-in-capital	244,472	240,940
Accumulated deficit	(129,633)	(128,665)
Total Shareholders' Equity	114,977	112,409
Total Liabilities and Shareholders' Equity	$1,123,978	$1,053,632
SUPPLEMENTAL PER SHARE INFORMATION
Book Value Per Share	$8.31	$8.40
(1)Derived from audited financial statements as of December 31, 2022.
(2)Common shares issued and outstanding at March 31, 2023, includes 455,671 common shares issued during the first quarter under the Company's at-the-market common share offering program.

Reconciliation of Adjusted Distributable Earnings to Net Income (Loss)
The Company calculates Adjusted Distributable Earnings as net income (loss), excluding realized and change in net unrealized gains and (losses) on securities and financial derivatives, and excluding other income or loss items that are of a non-recurring nature, if any. Adjusted Distributable Earnings includes net realized and change in net unrealized gains (losses) associated with periodic settlements on interest rate swaps. Adjusted Distributable Earnings also excludes the effect of the Catch-up Premium Amortization Adjustment on interest income. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Adjusted Distributable Earnings is a supplemental non-GAAP financial measure. The Company believes that the presentation of Adjusted Distributable Earnings provides information useful to investors, because: (i) the Company believes that it is a useful indicator of both current and projected long-term financial performance, in that it excludes the impact of certain current-period earnings components that the Company believes are less useful in forecasting long-term performance and dividend-paying ability; (ii) the Company uses it to evaluate the effective net yield provided by its portfolio, after the effects of financial leverage; and (iii), the Company believes that presenting Adjusted Distributable Earnings assists investors in measuring and evaluating its operating performance, and comparing its operating performance to that of its residential mortgage REIT peers. Please note, however, that: (I) the Company's calculation of Adjusted Distributable Earnings may differ from the calculation of similarly titled non-GAAP financial measures by its peers, with the result that these non-GAAP financial measures might not be directly comparable; and (II) Adjusted Distributable Earnings excludes certain items, such as most realized and unrealized gains and losses, that may impact the amount of cash that is actually available for distribution.
In addition, because Adjusted Distributable Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
Furthermore, Adjusted Distributable Earnings is different than REIT taxable income. As a result, the determination of whether the Company has met the requirement to distribute at least 90% of its annual REIT taxable income (subject to certain adjustments) to its shareholders, in order to maintain qualification as a REIT, is not based on whether it distributed 90% of its Adjusted Distributable Earnings.
In setting the Company’s dividends, the Company’s Board of Trustees considers the Company’s earnings, liquidity, financial condition, REIT distribution requirements, and financial covenants, along with other factors that the Board of Trustees may deem relevant from time to time.
The following table reconciles, for the three-month periods ended March 31, 2023 and December 31, 2022, the Company's Adjusted Distributable Earnings to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable U.S. GAAP measure:

	Three-Month Period Ended
(In thousands except share amounts and per share amounts)	March 31, 2023	December 31, 2022
Net Income (Loss)	$2,337	$11,680
Adjustments:
Net realized (gains) losses on securities	15,126	15,811
Change in net unrealized (gains) losses on securities	(27,948)	(27,120)
Net realized (gains) losses on financial derivatives	(1,743)	(810)
Change in net unrealized (gains) losses on financial derivatives	10,551	1,618
Net realized gains (losses) on periodic settlements of interest rate swaps	1,769	1,111
Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	2,432	1,634
Negative (positive) component of interest income represented by Catch-up Premium Amortization Adjustment	299	(658)
Subtotal	486	(8,414)
Adjusted Distributable Earnings	$2,823	$3,266
Weighted Average Shares Outstanding	13,666,707	13,287,417
Adjusted Distributable Earnings Per Share	$0.21	$0.25